Registration No. 333-_____
As filed with the Securities and Exchange Commission on May 16, 2008

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PULTE HOMES, INC.
(Exact name of registrant as specified in its charter)

Michigan	38-2766606
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

100 Bloomfield Hills Parkway, Suite 300	48304
Bloomfield Hills, Michigan	(Zip Code)
(Address of Principal Executive Offices)
Pulte Homes, Inc. 401(k) Plan
As Amended and Restated Effective December 31, 2002
(Full title of the plan)
Steven M. Cook
Vice President, General Counsel and Secretary
Pulte Homes, Inc.
100 Bloomfield Hills Parkway, Suite 300
Bloomfield Hills, MI 48304
(Name and address of agent for service)
(248) 647-2750
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of		Proposed	Proposed
securities	Amount	maximum	maximum	Amount of
to be	to be	offering price	aggregate	registration
registered (1)	registered	per share	offering price	fee
Common Shares, par value $0.01 per share	5,000,000 shares	$14.12 (2)	$70,600,000	$2,774.58

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Calculated pursuant to Rule 457(c) and (h)(1) and (2) under the Securities Act of 1933, as amended, solely for the purpose of computing the registration fee and, based on the average of the high and low prices of the Common Shares as traded on The New York Stock Exchange on May 15, 2008.

EXPLANATORY NOTE
The Registrant hereby files this Registration Statement on Form S-8 relating to 5,000,000 additional common shares to be offered or sold under the Pulte Homes, Inc. 401(k) Plan (the “Plan”) and an indeterminate amount of interests to be offered or sold pursuant to the Plan. Pursuant to General Instruction E of Form S-8, the contents of Registration Statement No. 333-115570 (filed May 17, 2004) are incorporated herein by reference.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant or the Plan are incorporated by reference in this Registration Statement:
1. The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (File No. 001-09804).
2. All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2007 (other than the portions of those documents not deemed to be filed);
3. The description of the Registrant’s Common Shares contained in Item 1 of the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 17, 1983, Item 4 of the Registrant’s Registration Statement on Form 8-B filed with the Commission on May 16, 1985 and Item 4 of the Registrant’s Registration Statement on Form 8-B filed with the Commission on December 18, 1987, each pursuant to Section 12 of the Exchange Act.
4. Annual report on Form 11-K of the Pulte Homes, Inc. 401(k) Plan for the fiscal year ended December 31, 2006 (File No. 001-09804).
     All documents filed by the Registrant and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than the portions of those documents not deemed to be filed) subsequent to the date hereof and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated in this Registration Statement by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     None

Item 6. Indemnification of Directors and Officers.
     Under Sections 561-571 of the Michigan Business Corporation Act, directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if those directors and officers acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders.
     Our Articles of Incorporation provide that our directors shall not be personally liable to Pulte or its shareholders for monetary damages for breach of the director’s fiduciary duty. However, these Articles do not eliminate or limit the liability of a director for any of the following: (i) a breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (iii) a violation of Section 551(1) of the Michigan Business Corporation Act; (iv) a transaction from which the director derived an improper personal benefit; or (v) an act or omission occurring before the effective date of the Article. In addition, our Bylaws generally provide that, to the fullest extent permitted by applicable law, we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the corporation), including a shareholders’ derivative action, by reason of the fact that he is or was a director, officer, employee or agent of Pulte or is or was serving at the request of Pulte as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
     We have obtained Directors’ and Officers’ liability insurance, which provides for coverage for liabilities under the Securities Act of 1933, including prior acts dating to our inception.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The Exhibits to this registration statement are listed in the Index to Exhibits beginning on page E-1 of this registration statement, which Index is incorporated herein by reference.
     The registrant undertakes that it has submitted or will submit the Plan and any amendment to the Plan to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes by the IRS in order to qualify the Plan.
Item 9. Undertakings.
     (a) The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
     (b) The undersigned Registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomfield Hills, State of Michigan, on May 16, 2008.

PULTE HOMES, INC.
By:	/s/ Steven M. Cook
Steven M. Cook
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

William J. Pulte * William J. Pulte	Chairman of the Board of Directors	May 16, 2008

Richard J. Dugas, Jr.* Richard J. Dugas, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	May 16, 2008

Roger A. Cregg * Roger A. Cregg	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 16, 2008

Vincent J. Frees * Vincent J. Frees	Vice President and Controller (Principal Accounting Officer)	May 16, 2008

Signature	Title	Date

Brian P. Anderson * Brian P. Anderson	Director	May 16, 2008

Cheryl W. Grisé* Cheryl W. Grisé	Director	May 16, 2008

Debra J. Kelly-Ennis* Debra J. Kelly-Ennis	Director	May 16, 2008

David N. McCammon* David N. McCammon	Director	May 16, 2008

Patrick J. O’Leary* Patrick J. O’Leary	Director	May 16, 2008

Bernard W. Reznicek* Bernard W. Reznicek	Director	May 16, 2008

Alan E. Schwartz* Alan E. Schwartz	Director	May 16, 2008

Francis J. Sehn* Francis J. Sehn	Director	May 16, 2008

Signature	Title	Date

William B. Smith * William B. Smith	Director	May 16, 2008

Richard G. Wolford* Richard G. Wolford	Director	May 16, 2008

*By:	/s/ Steven M. Cook Steven M. Cook Individually and as Attorney-in-fact
Pursuant to the requirements of the Securities Act of 1933, the administrator of Pulte Homes, Inc. 401(k) Plan has duly caused this Registration Statement to be signed on the Plan’s behalf by the undersigned, thereto duly authorized, in the City of Bloomfield Hills, State of Michigan, on the 16th day of May, 2008.

PULTE HOMES, INC. 401(k) PLAN By: Pulte Homes, Inc. Plan Administrator

By:	/s/ Roger A. Cregg

Roger A. Cregg

INDEX TO EXHIBITS

Exhibit
Number	Exhibit

4.1	Articles of Incorporation of Pulte Homes, Inc., as amended, incorporated by reference to Exhibit 3.1 to Pulte’s Registration Statement on Form S-4, Registration No. 333-62518

4.2	Bylaws, as amended, of Pulte Homes, Inc., incorporated by reference to Exhibit 3(b) to Pulte’s Annual Report on Form 10-K for the year ended December 31, 2002

23*	Consent of Ernst & Young LLP

24*	Power of Attorney

*	Filed herewith.

E-1